Exhibit 5.6

WARNER NORCROSS & JUDD LLP

ATTORNEYS AT LAW

900 FIFTH THIRD CENTER

111 LYON STREET, N.W.

GRAND RAPIDS, MICHIGAN 49503-2487

TELEPHONE 616.752.2000

FAX 616.752.2500

June 29, 2005

Loews Cineplex Entertainment Corporation

711 Fifth Avenue

New York, New York 10022

Re:	$315,000,000 aggregate principal amount of 9% Senior Subordinated Notes due August 1, 2014 of Loews Cineplex Entertainment Corporation issued in exchange for $315,000,000 aggregate principal amount of 9% Senior Subordinated Notes due August 1, 2014 of Loews Cineplex Entertainment Corporation

Ladies and Gentlemen:

We have acted as special counsel in the State of Michigan to Loeks-Star Partners (“Guarantor”), which we are informed is wholly-owned, indirectly, by Loews Cineplex Entertainment Corporation, a Delaware corporation (“Issuer”), in connection with (1) the proposed issuance by the Issuer in an exchange offer (“Exchange Offer”) of $315,000,000 aggregate principal amount of 9% Senior Subordinated Notes due August 1, 2014 (“Exchange Notes”), which we are informed are to be registered under the Securities Act of 1933, as amended (“Securities Act”), in exchange for like principal amount of the Issuer’s outstanding 9% Senior Subordinated Notes due August 1, 2014 (“Initial Notes”), which we are informed have not been, and will not be, so registered and (2) the guarantee of the Exchange Notes by the Guarantor (“Exchange Guarantee”).

We are informed that the Initial Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of July 30, 2004, among the Issuer, the Guarantor, other guarantor subsidiaries of the Issuer, U.S. Bank National Association, as trustee (“Trustee”), and others (“Indenture”). We are further informed that the terms of the Exchange Guarantee are contained in Article Eleven of the Indenture. Each capitalized term that is defined in the Indenture and not otherwise defined in this opinion letter has the meaning that the Indenture gives it.

In connection with this opinion letter, we have examined the following:

■	A copy of the Indenture that we received by electronic mail on July 29, 2004, from Ropes & Gray.

■	A Partners’ Certificate of Loeks-Star Partners dated July 30, 2004 signed by Loeks Acquisition Corp. (“Acquisition”) and Star Theatres of Michigan, Inc., (“Star”) including the attachments to it, which are Guarantor’s Partnership Agreement and amendments to it and a Consent of Partners of Loeks-Star Partners (“2004 Certificate”).

■	A Partners’ Certificate of Loeks-Star Partners dated June 28, 2005, signed by Acquisition and Star (“2005 Certificate”).

We have assumed (1) the genuineness of all signatures and of all documents that have been submitted to us as originals, (2) that each copy that has been submitted to us conforms to the original, (3) the legal capacity of each natural person and (4) as to each document to be entered into by the Trustee, the Representatives or any other Person, that each Person, other than the Guarantor, that has executed the document had the power to enter into and perform its obligations under it and that the document has been duly authorized, executed and delivered by, and is binding on and enforceable against, that Person.

Any reference in this opinion to our knowledge means the actual knowledge of the attorney who has signed this opinion and each attorney in this firm who has been actively involved in reviewing the Indenture or in preparing this opinion, and those attorneys have not made any investigation of or inquiry as to the factual matters with respect to which this opinion states that we do or do not have knowledge, other than reviewing the 2004 Certificate and the 2005 Certificate (“Certificates”).

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we express the following opinions:

1. The Guarantor is a general partnership that was formed and validly exists under the laws of the State of Michigan.

2. The execution, delivery and performance of the Exchange Guarantee were duly authorized by all requisite partnership action of the Guarantor.

3. The Guarantor has executed and delivered the Indenture.

4. Upon the due issuance of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer, the Exchange Notes will be entitled to the benefits of the Exchange Guarantee by the Guarantor, and the Exchange Guarantee will constitute the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions expressed above are subject to the following assumptions, limitations and qualifications:

A.    Our opinion with respect to enforceability of the Exchange Guarantee is subject to (1) limitations that are imposed by the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) and (2) the effect of generally applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, moratorium and other similar laws.

B.    Certain of the rights and remedies provided for in the Exchange Guarantee are not or may not be enforceable under Michigan law. For example, and without limiting the generality of the preceding sentence, the provision in Section 11.13 of the Indenture that the obligations of the Guarantor shall not be affected by the occurrence of any change in laws, rules, regulations or ordinances may not be fully enforceable. In our opinion, however, the unenforceability of those rights and remedies does not render the Exchange Guarantee invalid as a whole, and the Trustee and the Representatives may exercise remedies under it that would normally be available to creditors under Michigan law, subject to the qualifications set forth in this opinion letter.

C.    We do not express any opinion as to (including, without limitation, as to the effect or applicability of) any laws, statutes, rules, or regulations other than the laws, statutes, rules and regulations of the State of Michigan (excluding municipal and other local ordinances, codes and regulations). We note, however, that the Indenture provides that it is to be governed by New York law. We do not express an opinion as to the enforceability of this choice of law provision.

D.    We have assumed that either (1) neither the Trustee nor any Representative is a savings and loan association, a savings association or a savings bank chartered under either federal law or the law of a jurisdiction other than Michigan (“Foreign Savings Institution”) or (2) if the Trustee and/or a Representative is a Foreign Savings Institution, then it is not required to obtain a certificate of authority to transact business in Michigan under the Michigan Savings and Loan Act of 1980. We point out that the Act provides that a “foreign association shall not be permitted to transact business in [Michigan] unless this act is fully complied with” and that “[c]ontracts made by a foreign association while in default are void.” MCLA 491.1126

E. Section 1105 of the Michigan Banking Code of 1999 (MCLA 487.11105) provides that, except for acting as an escrow agent, only individuals and certain types of entities may act as fiduciaries in Michigan. Entities that this provision permits to act as fiduciaries in Michigan are:

(1) A national bank that is authorized to exercise trust powers under the National Bank Act.

(2) A banking corporation that is organized under the laws of another state, the District of Columbia or a territory or protectorate of the United States if (a) its principal office is in a state other than Michigan or in the District of Columbia or a territory or protectorate of the United States, (b) its deposits are insured by the Federal Deposit Insurance Corporation and (c) it is authorized to exercise trust powers under the law of the jurisdiction in which it is organized.

(3) A state foreign bank branch that is authorized to exercise trust powers under the Michigan Banking Code of 1999.

(4) A Michigan bank that is authorized to exercise trust powers under the Michigan Banking Code of 1999 “or authorized to conduct trust business in Michigan before November 29, 1995.”

(5) A nonbanking corporation to the extent that it is specifically authorized to act as fiduciary in Michigan by another Michigan statute.

But such a national bank or out-of-state bank may act as a fiduciary in Michigan only to the extent that a Michigan bank may do so under the Michigan Banking Code of 1999. Under this provision, to the extent that the Trustee or a Representative seeks to act as a fiduciary in Michigan under the Indenture, on behalf of others, but is not an entity described in (1) – (5) above, it may be necessary for the appropriate Persons to appoint as agent an individual or a corporation that is permitted to act as a fiduciary in Michigan. Although no reported Michigan court decision has addressed the issue, it is our opinion that if the Trustee and the Representatives act as fiduciaries in Michigan without being permitted to do so by Section 1105 of the Michigan Banking Code of 1999, that will not cause the Indenture to be invalid or unenforceable. We cannot, however, exclude the possibility that a party to the Indenture could obtain an injunction against the Trustee’s or the Representatives’ continuing to act as fiduciaries under the Indenture.

F.    We assume that the Trustee and the Representatives have been properly and effectively appointed to act as agents under the Exchange Guarantee.

G.    Our opinion as to enforceability is subject to the qualification set forth in this paragraph. Section 275 of the Michigan Business Corporation Act (MCLA 450.1275) provides that a domestic or foreign corporation may agree in writing to pay a rate of interest in excess of “the legal rate” (which is 5% per annum) and that in such a case the defense of usury is prohibited. The Michigan Attorney General has opined, however, that this section does not override the Michigan criminal usury statute (MCLA 438.31 et seq.), which provides that a person who, “not being authorized or permitted by law to do so, . . . knowingly charges, takes or receives any money or other property as interest on the loan or forbearance of any money or other property, at a rate exceeding 25% at simple interest per annum or the equivalent rate for a longer or shorter period” is guilty of a felony. OAG No. 5740, July 17, 1980, CHH Consumer Credit Guide, para. 96,413. While we believe that the opinion of the Michigan Attorney General is probably incorrect, there are no reported Michigan court decisions on the issue, and, accordingly, the matter cannot be said to be entirely free from doubt.

H.    We have assumed that there is adequate consideration for the Exchange Guarantee.

I.    A Michigan statute provides that a partnership shall not be “engaged in carrying on any business” unless the partners shall first file with the county clerk of the county in which the partnership business is located a certificate setting forth the name and residence of each partner, the name of the partnership and the “locality of their place of business” and the time for which the partnership is to continue, if limited by the partnership agreement. Act No. 164 of the Michigan Public Acts of 1913, as amended, being Sections 449.101-449.106 of the Michigan Compiled Laws. Violation of the statute is a misdemeanor. The statute states that the fact that a penalty is provided for non-compliance “shall not be construed to avoid contracts, but any co-partnership failing to file the certificate or renewal certificate required by this act shall be prohibited from bringing any suit, action or proceeding in any of the courts of this state until after full compliance with the provisions of this act.” MCL Section 449.106. We have not made any investigation as to whether Guarantor has complied with this statute.

J.    We have assumed that the statements contained in the Certificates are true and correct.

K.    Our opinions in Paragraphs 1 and 2 are based entirely upon our review of the Certificates, including the attachments to the 2004 Certificate, which are Guarantor’s Partnership Agreement and amendments to it and Consent of Partners of Loeks-Star Partners.

L.    We assume that Acquisition and Star are the only partners of Guarantor and that each of them is a Delaware corporation.

M.    We assume that the board of directors of each of Star and Acquisition properly and validly authorized Star and Acquisition to execute the Consent of Partners of Loeks-Star Partners that is attached to the 2004 Certificate.

N.    We did not observe execution and delivery of the Indenture. Our opinion that the Guarantor has executed the Indenture is based entirely upon (1) our review of a copy of the Indenture that we received from Ropes & Gray by electronic mail, which bears a signature of an individual purporting to have signed on behalf of the Guarantor and (2) our assumption, based on the 2004 Certificate, that such individual is authorized to execute the Indenture on behalf of the Guarantor. Our opinion that the Guarantor has delivered the Indenture is based entirely upon an electronic mail message that we received on July 30, 2004, from Ropes & Gray stating that the Guarantor has delivered the Indenture.

O.    We do not express any opinion as to (including, without limitation, as to the effect or applicability of) any state or federal laws, statutes, rules, or regulations relating to the issuance or registration of the Initial Notes, the Additional Notes or the Exchange Notes.

Our opinions are matters of professional judgment and are not a guaranty of results. This opinion may be relied upon by you in connection with the Exchange Offer and may not be relied upon by any other person, party or entity, or for any other purpose, without our prior written consent. However, we hereby consent to Ropes & Gray LLP relying upon this opinion in providing any opinion to be delivered by them in respect of the foregoing. The opinions that we express above are as of the date of this opinion only, and we do not assume any obligation to update or supplement those opinions to reflect any fact or circumstance that in the future comes to our attention or any change in law that in the future occurs or becomes effective. This opinion letter is limited to the matters set forth in it, and no opinions are intended to be implied or may be inferred beyond those that are expressly stated above.

Very truly yours,

/S/ WARNER NORCROSS & JUDD LLP

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